UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: October 4, 2011
Date of Earliest Event Reported: October 2, 2011

BOISE INC.
BZ INTERMEDIATE HOLDINGS LLC

1111 West Jefferson Street, Suite 200
Boise, Idaho 83702-5388
(Address of principal executive offices) (Zip Code)

(208) 384-7000
(Registrants' telephone number, including area code)

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.	State or other jurisdiction of incorporation
001-33541 333-166926-04	Boise Inc. BZ Intermediate Holdings LLC	20-8356960 27-1197223	Delaware Delaware
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This Form 8-K filing is a combined report being filed separately by two registrants: Boise Inc. and BZ Intermediate Holdings LLC. Unless the context indicates otherwise, any reference in this report to the "company," "we," "us," "our," or "Boise" refers to Boise Inc. together with BZ Intermediate Holdings LLC and its consolidated subsidiaries.

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On October 2, 2011, through our wholly-owned subsidiary Boise Paper Holdings, L.L.C., we entered into a Purchase Agreement (Agreement) with Pregis Corporation to purchase its Hexacomb protective packaging business (Hexacomb). By the terms of the Agreement, which contains customary representations and warranties, we will acquire Hexacomb for a purchase price of $125 million, subject to the adjustments set forth in the Agreement. The transaction will be financed using cash on hand, and we expect to close in late 2011 or early 2012. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement, which will be filed with our annual report on Form 10-K for the year ended December 31, 2011.

Item 8.01 Other Events.

Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Tuesday, October 4, 2011, at 11:00 a.m. ET, at which time we will review the acquisition of Hexacomb. To participate in the conference call, dial 866.841.1001 (international callers should dial 832.445.1689). The webcast may be accessed through Boise's Internet site and will be archived for 90 days following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.
Refinance Plans
Simultaneously with, but unrelated to, the transaction described in Item 1.01 above, we have begun discussions with our lenders regarding the refinancing of our Term Loan A and revolver, which are scheduled to mature in 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this current report on Form 8-K:

Exhibit Number	Description

Exhibit 99.1	Boise Inc. News Release dated October 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

BOISE INC.		BZ INTERMEDIATE HOLDINGS LLC

By	/s/ Karen E. Gowland	By	/s/ Karen E. Gowland
	Karen E. Gowland Senior Vice President, General Counsel and Secretary		Karen E. Gowland Senior Vice President, General Counsel and Secretary

Date: October 4, 2011